UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2026

EXYN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43296	47-2345934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Washington Avenue, Suite 1000 Philadelphia, Pennsylvania		19146
(Address of principal executive offices)		(Zip Code)

(215) 999-0200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EXYN	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one share of common stock at an exercise price of $9.69	EXYNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2026, the Board of Directors (the “Board”) of Exyn Technologies, Inc. (the “Company”) ratified and adopted (with certain modifications) recommendations previously made by the Compensation Committee of the Board (the “Compensation Committee”) regarding compensatory arrangements for the Company’s non-employee directors and the Company’s Chief Executive Officer, as described below.

Non-Employee Director Compensation Program

On August 3, 2026, the Board approved and adopted a Non-Employee Director Compensation Program (the “Director Compensation Program”), effective as of August 3, 2026. The Director Compensation Program applies to all non-employee members of the Board and provides for annual cash retainers, an equity-in-lieu-of-cash election, committee service retainers, and annual and initial equity grants, in each case as summarized below. The Director Compensation Program is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the following summary is qualified in its entirety by reference to the full text of the Director Compensation Program.

Under the Director Compensation Program, each non-employee director receives an annual cash retainer of $40,000, with an additional $20,000 retainer payable to the Lead Independent Director; no per-meeting fees are paid, and a director may elect to receive all or a portion of the cash retainer in the form of stock options or restricted stock units in lieu of cash. Non-employee directors serving on Board committees also receive annual committee retainers ranging from $4,000 to $15,000, depending on the committee and whether the director serves as chair or member.

Each non-employee director also receives an annual equity grant, issued upon election or re-election at each annual meeting of stockholders, equal to 0.075% of the Company’s market capitalization (approximately 11,600 stock options based on the Company’s capitalization when the Director Compensation Program was adopted), subject to a maximum grant date value of $200,000 per director per year, with an exercise price equal to fair market value on the date of grant and cliff vesting on the earlier of the first anniversary of the grant date or the day before the next annual meeting of stockholders. Each director newly elected or appointed to the Board after the Company’s initial public offering receives an initial equity grant equal to two times the then-current annual equity grant (approximately 23,200 stock options), subject to a maximum grant date value of $400,000, vesting ratably over three years from the grant date.

The aggregate value of cash and equity compensation payable to any non-employee director in a calendar year under the Director Compensation Program may not exceed $750,000, or $1,000,000 in the calendar year of a director’s initial appointment to the Board.

In connection with the adoption of the Director Compensation Program, the Board approved a grant of a stock option to purchase 23,200 shares of the Company’s common stock to each of the Company’s four non-employee directors: Jon Ollwerther, Gregory McNeal, Ted Tewksbury, and Michael Burychka, under the Exyn Technologies, Inc. 2026 Equity Incentive Plan (the “2026 Plan”). Each option has an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.

CEO Compensation

Retroactive to the closing of the Company’s initial public offering, the Board approved an increase in the annual base salary of Brandon Torres Declet, the Company’s Chief Executive Officer, to $482,000. In addition, the Board established Mr. Torres Declet’s target annual bonus at 75% of his base salary (equal to $362,000 at the new salary level).

On August 3, 2026, the Board approved a grant to Brandon Torres Declet, the Company’s Chief Executive Officer, of a stock option to purchase 109,000 shares of the Company’s common stock under the 2026 Plan, at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The option vests in equal monthly installments over four years, subject to a one-year cliff vesting period, and is subject to Mr. Torres Declet’s continued service with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1	Non-Employee Director Compensation Program of Exyn Technologies, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2026	Exyn Technologies, Inc.

	By:	/s/ Brandon Torres Declet
Name: Brandon Torres Declet
Title: Chief Executive Officer